Exhibit 10.5

IMS HEALTH INCORPORATED

U.S. EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2005

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IMS HEALTH INCORPORATED

U.S. EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2005

INTRODUCTION

Effective as of July 25, 2000, the IMS Health Incorporated U.S. Executive Retirement Plan (the “Plan”) was established to provide a means of ensuring the payment of a competitive level of retirement income and disability and survivor benefits, and thereby attract, retain and motivate a select group of executives of IMS Health Incorporated and its affiliated employers.  This document represents a complete restatement of the Plan effective as of January 1, 2005. The provisions of this amendment and restatement of the Plan shall apply to Members of the Plan who have not retired or terminated employment with the Company as of January 1, 2005.  The rights to benefits, if any, of any Former Member or Vested Former Member who retired or otherwise terminated employment before January 1, 2005, together with the amount of such benefits, shall continue to be governed by the provisions of the Plan in effect as of the date of such retirement or termination of employment.

SECTION 1 - DEFINITIONS

1.1                                 “Actuarial Equivalent Value” shall mean a benefit of equivalent value computed on the basis of the mortality table and interest rate used to calculate accrued benefits under the Basic Plan unless otherwise specifically provided in this Plan.

1.2                                 “Affiliated Employer” shall mean an entity affiliated with the Company.

1.3                                 “Average Final Compensation” shall mean a Member’s average annual Compensation during the five consecutive 12-month periods in the last ten consecutive 12-month periods of his or her Service (or during the total number of consecutive 12-month periods if fewer than five), immediately prior to the month following the earlier of:  (a) the Member’s termination of employment with the Company or an Affiliated Employer, (b) the Member’s removal from participation under this Plan, or (c) the commencement of benefits to the Member under the Basic Disability Plan, affording the highest such Average Final Compensation.

1.4                                 “Basic Disability Plan” shall mean as to any Member the long-term disability plan of the Company or an Affiliated Employer pursuant to which long-term disability benefits are payable to such Member.

1.5                                 “Basic Disability Plan Benefit” shall mean the amount of benefits payable to a Member from the Basic Disability Plan.

1.6                                 “Basic Plan” shall mean as to any Member or Vested Former Member the defined benefit pension plan of the Company or an Affiliated Employer intended to meet the requirements of Code Section 401(a) pursuant to which retirement benefits are payable to such Member or Vested Former Member or to the Surviving Spouse or designated beneficiary of a deceased Member or Vested Former Member.

1.7                                 “Basic Plan Benefit” shall mean the amount of benefits payable from the Basic Plan to a Member or Vested Former Member.

1.8                                 “Board” shall mean the Board of Directors of IMS Health Incorporated, except that any action authorized to be taken by the Board hereunder may also be taken by a duly authorized committee of the Board or its duly authorized delegees.

1.9                                 “Cause”.  A Member shall not be deemed to have been terminated for “Cause” under this Plan unless such Member shall have been terminated for “Cause” under the terms of such Member’s employment agreement or Change in Control Agreement with the Company, if any.  If no such employment agreement or Change in Control Agreement containing a definition of “Cause” shall be in effect, for purposes of this Plan  “Cause” shall mean a Member’s:

(a)                                  willful and continued failure to substantially perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness or Disability or any failure after the issuance of a notice of termination by the Member for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its Affiliated Employers, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to the Member by the Board, which demand specifically identifies the manner in which the Board believes that the Member has not substantially performed his or her duties; or

(b)                                 the willful engaging by the Member in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

No act, or failure to act, on the part of the Member shall be deemed “willful” unless done, or omitted to be done, by the Member not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Member shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Member a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Member and an opportunity for the Member, together with the Member’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Member was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

1.10                           “CEO” shall mean the Chief Executive Officer of the Company.

1.11                           “Change in Control”.  If a “Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s or Vested Former Member’s Change in Control Agreement or employment agreement with the Company, if any, then a “Change in Control” shall be deemed to have occurred under this Plan.  Otherwise a “Change in Control” shall be deemed to have occurred if:

(a)                                  any “Person” as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(b)                                 during any period of 24 months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1.11(a), (c), or (d) hereof, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  any transaction (or series of transactions) is consummated under which the Company is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (ii) after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity;

(d)                                 a sale or disposition by the Company of all or substantially all of the Company’s assets is consummated or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e)                                  the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

1.12                           “Change in Control Agreement” shall mean any written agreement in effect between any Member or Former Member or Vested Former Member and the Company or an

Affiliated Employer pursuant to which benefits may be payable to such Member or Former Member or Vested Former Member in connection with a Change in Control.

1.13                           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14                           “Committee” shall mean the Human Resources Committee of the Board (the Compensation and Benefits Committee before January 1, 2007) or any successor thereto.

1.15                           “Company” shall mean IMS Health Incorporated.

1.16                           “Compensation” shall mean base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for elective contributions under Sections 401(k), 125 and 132(f)(4) of the Code and deferred compensation under any nonqualified deferred compensation plan.  Notwithstanding the foregoing, Compensation shall exclude severance pay (including, without limitation, severance pay under the Company’s Employee Protection Plan), stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, amounts paid under this Plan or any other retirement plan or deferred compensation plan, income derived from stock options, stock appreciation rights and other equity-based compensation and other forms of special remuneration.

1.17                           “Covered Earnings” shall mean a Member’s Compensation in the 12 months immediately preceding the onset of the Member’s Disability.

1.18                           “Deferred Vested Benefit” shall mean the benefits described in Section 3.2(b) hereof.

1.19                           “Disability” or “Disabled” shall mean that the Member has been determined to be disabled in accordance with the Basic Disability Plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and the Member has received at least three months of benefits under the Company’s short-term disability plan and/or the Basic Disability Plan.

1.20                           “Disability Benefits” shall mean the benefits provided as described in Section 4.1(b) hereof.

1.21                           “Effective Date” shall mean July 25, 2000.  The effective date of this amendment and restatement of the Plan shall mean January 1, 2005.

1.22                           “Former Member” shall mean (a) a Member whose employment with the Company or an Affiliated Employer terminates with a  Vested Percentage equal to 0%, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, with a Vested Percentage equal to 0%.

1.23                           “Good Reason”.  If a Member shall have terminated employment for “Good Reason” under the terms of such Member’s Change in Control Agreement or employment agreement with the Company, if any, then such Member shall be deemed to have terminated employment for “Good Reason” under this Plan.  Otherwise “Good Reason” shall mean, without the Member’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(a)              the assignment to the Member of any duties inconsistent with the Member’s position in the Company, or an adverse alteration in the nature or status of the Member’s responsibilities or the conditions of the Member’s employment;

(b)             a reduction by the Company in the Member’s annual base salary, target bonus or perquisites except for across-the-board perquisite reductions similarly affecting all senior executives of the Company and all senior executives of any Person, as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, in control of the Company;

(c)              the relocation of the principal place of the Member’s employment to a location more than 50 miles from the location of such place of employment; for this purpose, required travel on the Company’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with the Member’s customary business travel obligations;

(d)             the failure by the Company to pay to the Member any portion of the Member’s compensation or to pay to the Member any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(e)              the failure by the Company to continue in effect any material compensation or benefit plan in which the Member participated unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Member’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of the Member’s participation relative to other participants;

(f)                the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Plan, as contemplated in Section 7.9 hereof;

(g)             with respect to any Member who is a party to an employment agreement or a Change in Control Agreement, any purported termination of such Member’s employment that is not effected pursuant to the notice provisions, if any, in such Member’s employment agreement or Change in Control Agreement.

1.24                           “Member” shall mean an employee of the Company or an Affiliated Employer who becomes a participant in the Plan pursuant to Section 2, but excludes any Former Member or Vested Former Member.

1.25                           “Other Disability Income” shall mean (a) the disability insurance benefit that the Member is entitled to receive under the Federal Social Security Act while he or she is receiving the Basic Disability Plan Benefit and (b) the disability income payable to a

Member from any supplemental executive disability plan of the Company or any Affiliated Employer or from any other contract, agreement or other arrangement with the Company or an Affiliated Employer (excluding any Basic Disability Plan).

1.26                           “Other Retirement Income” shall mean the retirement income payable to a Member or Vested Former Member from any ‘excess benefit plan’ as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”),  any plan described in Section 201(2) of ERISA, and any other contract, agreement or other arrangement providing a defined pension benefit or defined contribution retirement benefit, in any case, maintained or entered into with the Company or an Affiliated Employer (excluding this Plan, any Basic Plan, any defined contribution plan intended to meet the requirements of Code Section 401(a) and any elective plan of deferred compensation).

1.27                           “Plan” shall mean the IMS Health Incorporated U.S. Executive Retirement Plan, as embodied herein, and any amendments thereto.

1.28                           “Plan Administrator” shall mean the Company, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Board or the duly authorized delegees of such duly authorized committee or person(s).

1.29                           “Potential Change in Control”.  If a “Potential Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s Change in Control

Agreement or employment agreement with the Company, if any, a “Potential Change in Control” shall be deemed to have occurred under this Plan, otherwise a “Potential Change in Control” shall be deemed to have occurred if:

(a)              the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)             any Person (including the Company), as defined in Section 1.11(a) hereof, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(c)              the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

1.30                           “Regulations” shall mean proposed and final Treasury Regulations, as the same may be amended from time to time.

1.31                           “Retirement” shall mean the Separation from Service of a Member or Vested Former Member with the Company or an Affiliated Employer other than by reason of death after attaining age 55 and completing one year of Service.  In determining whether age 55 has been attained under this definition, there shall be included as years of age the number of additional years credited as “age” for purposes of the Plan to the Member or Vested Former Member under this Plan, a then-effective employment agreement between the

Company and such person, a then-effective Change in Control Agreement between the Company and such person, or otherwise as approved by the Committee.

1.32                           “Retirement Benefits” shall mean the benefits described in Section 3.1(b) hereof.

1.33                           “Separation from Service” shall mean termination of employment with the Company and any Affiliated Employer.  Whether a Member or Vested Former Member has had a Separation from Service shall be determined by the Plan Administrator on the basis of all relevant facts and circumstances and with reference to Regulations Section 1.409A-1(h).

1.34                           “Service” shall mean a Member’s service defined as Vesting Service in the Basic Plan, which is taken into account for vesting purposes thereunder (including any such service prior to the date such individual becomes a Member but not including any such service after participation hereunder terminates), except that (a) Service will also include that period of time during which the Member is receiving benefits under the Basic Disability Plan until Retirement Benefits or Deferred Vested Benefits, as the case may be, are paid to such Member; provided, however, that if a Member who is receiving benefits under the Basic Disability Plan has a Separation from Service that is initiated by the Company for any reason other than Cause, such Member shall receive service credit for purposes of calculating such Member’s Retirement Benefits or Deferred Vested Benefits, as the case may be, for the maximum period of time during which such Member is eligible to receive benefits under the Basic Disability Plan; (b) if a Member was employed by a company acquired by the Company or an Affiliated Employer after the Effective Date, such Member’s service with that company prior to the date of acquisition will not constitute Service hereunder unless otherwise approved by the Committee; (c) upon commencement of participation hereunder in accordance with Section 2.1 hereof, the Committee may limit any service that would otherwise constitute Service hereunder with respect to periods prior to the date of participation in the Plan; and (d) no service of a Former Member or Vested Former Member during any period after removal from participation under Section 2.2 shall constitute Service for purposes of the Plan.  The foregoing notwithstanding, there shall be included as Service for all purposes under the Plan the number of additional years (or other additional period) credited as “service” for purposes of the Plan to the Member or Former Member or Vested Former Member under this Plan,  an employment agreement between the Company or an Affiliated Employer and such person or a Change in Control Agreement in effect at the time of such person’s termination of employment, or otherwise approved by the Committee.

1.35                           “Specified Employee” shall mean an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

1.36                           “Surviving Spouse” shall mean the spouse of a deceased Member or Vested Former Member to whom such Member or Vested Former Member is married under applicable state law immediately preceding such Member or Vested Former Member’s death.

1.37                           “Surviving Spouse’s Benefits” shall mean the benefits described in Section 5 hereof.

1.38                           “Vested Former Member” shall mean (a) a Member whose employment with the Company or an Affiliated Employer terminates on or after the date on which his or her Vested Percentage is greater than 0%, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, on or after the date on which his or her Vested Percentage is greater than 0%.

SECTION 2 - PARTICIPATION

2.1                                 Commencement of Participation.  Such key executives of the Corporation and its Affiliated Employers as are designated by the CEO in writing and approved by the Committee shall participate in the Plan as of a date determined by the Committee.

2.2                                 Termination of Participation.  A Member’s participation in the Plan shall terminate upon termination of his or her employment with the Company or any Affiliated Employer. Prior to termination of employment, a Member may be removed, upon written notice by the CEO, and as approved by the Committee, from further participation in the Plan. As of the date of termination or removal, no further benefits shall accrue to such individual hereunder.

SECTION 3 - AMOUNT AND FORM OF BENEFITS

3.1                                 Retirement Benefits.

(a)                        Eligibility.   Upon the Retirement of a Member or Vested Former Member from the Company or an Affiliated Employer, he or she shall be entitled to receive a percentage (the “Vested Percentage”) of the Retirement Benefit described in Section 3.1(b) hereof, payable in the form specified in Section 3.3.  Notwithstanding the provisions of Section 1.34 of the Plan to the contrary, solely for the purpose of determining the Vested Percentage under the following schedule, Service shall exclude any such service prior to the date the individual becomes a Member, except to the extent otherwise determined by the CEO, in his or her sole discretion.

If the Member’s Service is:	The Vested Percentage is:

Less than 1 year	0%
At least 1 but less than 2 years	33%
At least 2 but less than 3 years	67%
3 or more years	100%

(b)                       Amount.  The Retirement Benefit of a Member or Vested Former Member shall be an annual benefit equal to the difference between (i) and the sum of (ii) and (iii), where:

(i)                                     is 1.67% of his or her Average Final Compensation multiplied by the number of his or her years of Service not in excess of 36 years;

(ii)                                  is the Basic Plan Benefit payable to the Member or Vested Former Member as of the date of his or her Retirement expressed in the form of an annual life annuity, or, if the Basic Plan Benefit becomes payable after the Member’s or Vested Former Member’s date of Retirement, the Actuarial Equivalent Value of the Basic Plan Benefit payable in the form of an annual life annuity as of such date, regardless of whether such date precedes the earliest possible payment date under the terms of the Basic Plan; and

(iii)                               is the Other Retirement Income payable to the Member or Vested Former Member as of the date of his or her Retirement expressed in the form of an annual life annuity, or, if the Other Retirement Income becomes payable after the Member’s or Vested Former Member’s date of Retirement, the Actuarial Equivalent Value of the Other Retirement Income payable in the form of an annual life annuity as of such date, regardless of whether such date precedes the earliest possible payment date of the Other Retirement Income under the terms of the appropriate retirement arrangement.

3.2                                 Deferred Vested Benefit.

(a)                                  Eligibility.  Each Member and Vested Former Member who has a Vested Percentage (as defined below) greater than 0% and who has a Separation from Service with the Company or an Affiliated Employer prior to Retirement, for a reason other than Cause or death, shall be entitled to receive a percentage (the “Vested Percentage”) of the Deferred Vested Benefit described in Section 3.2(b) hereof, payable in the form specified in Section 3.3.  Notwithstanding the provisions of Section 1.34 of the Plan to the contrary, solely for the purpose of determining the Vested Percentage under the following schedule, Service shall exclude any such service prior to the date the individual becomes a Member,  except to the extent otherwise determined by the CEO, in his or her sole discretion.

If the Member’s Service is:	The Vested Percentage is:

Less than 1 year	0%
At least 1 but less than 2 years	33%
At least 2 but less than 3 years	67%
3 or more years	100%

(b)                                 Amount.  The Deferred Vested Benefit of a Member or Vested Former Member who has a Separation from Service and who meets the eligibility requirements of

Section 3.2(a) shall be an annual benefit equal to the difference between (i) and the sum of (ii) and  (iii), where:

(i)                                     is 1.67% of his or her Average Final Compensation multiplied by the number of his or her years of Service not in excess of 36;

(ii)                                  is the Basic Plan Benefit payable to the Member or Vested Former Member as of the date his or her Deferred Vested Benefit commences expressed in the form of an annual life annuity, or, if the Basic Plan Benefit becomes payable after the date that the Member’s or Vested Former Member’s Deferred Vested Benefit commences, the Actuarial Equivalent Value of the Basic Plan Benefit payable in the form of an annual life annuity as of such date, regardless of whether such date precedes the earliest possible payment date under the terms of the Basic Plan; and

(iii)                               is the Other Retirement Income payable to the Member or Vested Former Member as of the date his or her Deferred Vested Benefit commences expressed in the form of an annual life annuity, or, if the Other Retirement Income becomes payable after the date that the Member’s or Vested Former Member’s Deferred Vested Benefit commences, the Actuarial Equivalent Value of the Other Retirement Income payable in the form of an annual life annuity as of such date, regardless of whether such date precedes the earliest possible payment date of the Other Retirement Income under the terms of the appropriate retirement arrangement.

 3.3                              Time and Form of Payment.

(a)                                  Any lump sum election made in accordance with the terms of the Plan in effect prior to January 1, 2005 shall continue to be effective with respect to a Retirement Benefit or Deferred Vested Benefit payable before January 1, 2009.  On and after January 1, 2009, the Retirement Benefit or Deferred Vested Benefit under this Plan, as the case may be, shall automatically be payable in a lump sum and, except as otherwise provided in Section 3.8, on the first day of the calendar month next following the calendar month in which occurs the later of:  (i) the date the Member or Vested Former Member attains age 55; or (ii) the Member’s or Vested Former Member’s Separation from Service.

(b)                                 Anything in this Plan to the contrary notwithstanding, payment to any Specified Employee upon Separation from Service shall not be made before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of such Specified Employee). Any payment due within such six-month period will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted lump sum payment shall be made at the beginning of the seventh month following such Specified Employee’s Separation from Service.  The six-month delay in payment described herein shall not apply, however, to any payment made under the circumstances described in Section 3.3(c).

(c)                                  The provisions of Sections 3.3(a), and (b) to the contrary notwithstanding, a payment to or on behalf of a Member or Vested Former Member shall be accelerated under each of the following circumstances:

(i)                                     if payment is required to be made to an individual other than the Member or Vested Former Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code;

(ii)                                  to the extent that payment is reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law as provided in Regulations Section 1.409A-3(j)(4)(iii); or

(iii)                               if all or a portion of the Retirement Benefit or Deferred Vested Benefit payable to a Member, Vested Former Member or Surviving Spouse constitutes taxable income to such Member, Vested Former Member or Surviving Spouse for any taxable year that is prior to the taxable year in which such Retirement Benefit or Deferred Vested Benefit is to be paid to such Member, Vested Former Member or Surviving Spouse as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Regulations thereunder, the applicable Retirement

Benefit or Deferred Vested Benefit shall be immediately paid to such Member, Vested Former Member or Surviving Spouse to the extent that such Retirement Benefit or Deferred Vested Benefit is required to be included in income.  As provided in Section 7.8, the Company shall reimburse such Member, Vested Former Member or Surviving Spouse on a fully grossed-up and after-tax basis for any tax penalty or interest payable in connection with such income inclusion (so that the recipient of such reimbursement is held economically harmless).

(d)                                 The provisions of Section 3.3(a) to the contrary notwithstanding, a payment to a Member or Vested Former Member (or his or her Surviving Spouse) may be delayed to a date after the designated benefit payment date if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member or Vested Former Member (or his or her Surviving Spouse) and such delay is for reasons that are commercially reasonable, provided that payment is made as soon as payment is administratively practicable.  Any payment delayed pursuant to this Section 3.3(d) will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

3.4                                 Lump Sum Calculation. The lump sum payment of a Member’s or a Vested Former Member’s Retirement Benefit or Deferred Vested Benefit shall equal the present value of such benefit, and such present value shall be determined:  (a) on the assumption that it is payable in the form of a fully subsidized joint and 50 percent survivor annuity if such Member or Vested Former Member is married; and (b) on the basis of (i) a discount rate equal to 85% of the average of the 15-year non-callable U.S. Treasury bond yields (or, in the event that 15-year non-callable U.S. Treasury bond yields are unavailable, such proxy for the same as the Plan Administrator may reasonably select) as of the close of business on the last business day of each of the three months immediately preceding the benefit payment date provided in Section 3.3(a), and (ii) the 1983 Group Annuity Mortality Table.

3.5                                 Nonpayment of Benefits.  Subject to Section 3.8 hereof, no benefits shall be paid to a Member, Vested Former Member or Surviving Spouse if the Member or Vested Former Member has:

(a)                        become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Member’s or Vested Former Member’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a company, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses identified in the Company’s Employee Protection Plan, or such

Member or Vested Former Member accepts any form of compensation from such competing entity;

(b)                                 been discharged from employment with the Company or any Affiliated Employer for Cause;

(c)                                  failed to retain in confidence any and all confidential information concerning the Company or any Affiliated Employer and its respective business which was known or became known to the Member or Vested Former Member, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Member or Vested Former Member at any time after the Member’s or Vested Former Member’s employment by the Company or any Affiliated Employer terminated, from a third party not employed by or otherwise affiliated with the Company or any Affiliated Employer, or (iii) which was or became known to the public by any means other than a breach of this Section 3.5; or

(d)                                 made disparaging comments about the Company or any Affiliated Employer in any communications, written or oral, with any individual, company, government body or agency or any other entity whatsoever.  For purposes hereof,  “disparage” shall mean any communication, including, but not limited to, any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of  the Company or any Affiliated Employer in the eyes of a customer, a prospective customer, a shareholder or a prospective shareholder.

3.6           Notification of Nonpayment of Benefits.  Subject to Section 3.8 hereof, in any case described in Section 3.5, the Member, Vested Former Member or Surviving Spouse shall be given prior written notice that no benefits will be paid to such Member, Vested Former Member or Surviving Spouse and shall be provided an opportunity to be heard prior to any such nonpayment of benefits.  Such written notice shall specify the particular act(s), or failures to act, and the basis on which the decision not to pay his or her benefits has been made.

3.7           Repayment of Benefits Paid as Lump Sum.

(a)                            Subject to Section 3.8 hereof, a Member or Vested Former Member who engages in any of the acts described in Section 3.5 shall, within 60 days after written notice by the Company, repay to the Company the amount described in Section 3.7(b).

(b)                           The amount described in this Section shall equal the amount of the Member’s or Vested Former Member’s lump sum benefit paid under this Plan to which such Member or Vested Former Member would not have been entitled, if such lump sum benefit had instead been payable in the form of an annual life annuity under this Plan and such annuity payments were subject to the provisions of Section 3.5.

3.8           Change in Control.

(a)                        Anything in this Plan to the contrary notwithstanding:

(i)                                         Any Member, whose employment with the Company or an Affiliated Employer is involuntarily terminated by the Company or an Affiliated Employer at or within two years following a Change in Control for a reason other than Cause or whose employment is voluntarily terminated by the Member with Good Reason at or within two years following a Change in Control shall be deemed to have completed three years of Service for purposes of Sections 3.1(a) and 3.2(a) hereof and shall be credited with three additional years of Service for purposes of calculating the benefits payable under Sections 3.1(b) or 3.2(b) hereof, as the case may be.  Notwithstanding the provisions of Section 3.3 of this Plan to the contrary, payment of the Actuarial Equivalent Value of such benefits shall be made at the time and in the form provided in Section 3.3 provided that with respect to Deferred Vested Benefits, the time of payment shall be determined without regard to whether the Member has attained age 55 and, provided further, that the Actuarial Equivalent Value of such benefits shall be determined on the assumption that unreduced benefits are payable upon the Member’s attainment of age 55 and, for this purpose, by crediting such Member with three additional years of age.  Moreover, the interest and mortality factors specified in Section 3.4 shall apply for purposes of calculating the lump sum payment of such benefits.  In addition, in the event that a Member’s Service shall have been limited pursuant to Section 1.34(c) to disregard Service prior to such Member’s participation in the Plan, such limitation shall be eliminated in the event of such Member’s termination of employment at or within two years following a Change in Control as provided above in this subsection (i).

(ii)                                  In the event of a Potential Change in Control or Change in Control, the Company shall, not later than 15 days thereafter, have established one or more so-called “rabbi” trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential benefits payable under the Plan at or following a Change in Control; provided, however, that no such deposit shall be made if it would cause a violation of  the funding limitations of Section 409A(b)(3) of the Code.  Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Company.

(iii)          The provisions of Sections 3.5 through 3.7 shall be of no force or effect with respect to Members who Retire or who have a Separation from Service for the reasons described in Section 3.8(a)(i) within a two-year period following a Change in Control.

SECTION 4 - DISABILITY BENEFITS

4.1                                       Disability Benefits.

(a)                        Eligibility. A Member who has become Disabled shall be entitled to the Disability Benefit described in Section 4.1(b).

(b)                       Amount.  The Disability Benefit of a Member entitled thereto shall be an annual benefit payable in monthly installments under this Plan during the same period as disability benefits are actually paid by the Basic Disability Plan, in an amount equal to 60% of the Member’s Covered Earnings, offset by the Member’s (i) Basic Disability Plan Benefit, (ii) Basic Plan Benefit, if the Basic Disability Plan Benefit is offset by such Basic Plan Benefit, and (iii) Other Disability Income.

SECTION 5 - SURVIVING SPOUSE’S BENEFITS

5.1                                 Death Prior to Benefit Payment.  Upon the death of a Member or Vested Former Member, prior to the payment of his or her Retirement Benefit or Deferred Vested Benefit hereunder, any such Member shall be deemed to have completed three years of Service for purposes of Section 3.1(a) and Section 3.2(a) and his or her Surviving Spouse will be entitled to a Surviving Spouse’s Benefit under this Plan equal to 50% of the Retirement or Deferred Vested Benefit that would have been provided from the Plan had the Member or Vested Member retired from or terminated employment with the Company or an Affiliated Employer without Cause on the date of death and received payment on the later of the date the Member would have attained age 55 or the date of the Member’s death.

5.2                                 Death On or After Benefit Payment.  No benefit shall be payable under this Section 5 to the extent a Retirement Benefit or Deferred Vested Benefit was previously paid to a Member or Vested Former Member.

5.3                                 Payment of Surviving Spouse’s Benefit.  The Surviving Spouse’s Benefit provided under Section 5.1 will be payable in a lump sum..  The amount of such lump sum payment shall be determined using the actuarial assumptions set forth in Section 3.4 applicable to such spouse.  The lump sum shall be paid on the first day of the calendar month next following the calendar month in which the Member’s or Vested Former Member’s death occurred.

5.4                                 Reduction.  Notwithstanding the foregoing provisions of this Section 5, the amount of a Surviving Spouse’s Benefit shall be reduced by one percentage point for each year (where a half year or more is treated as a full year) in excess of ten years that the age of the Member or Vested Former Member exceeds the age of the Surviving Spouse.

SECTION 6 - PLAN ADMINISTRATOR

6.1                                 Duties and Authority.  The Plan Administrator shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, that such delegation shall be subject to revocation at any time at the Plan Administrator’s discretion.  The Plan Administrator shall have the sole discretion to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable.  All such actions of the Plan Administrator shall be conclusive and binding upon all Members, Former Members, Vested Former Members, Surviving Spouses and other persons.

6.2                                 Presentation of Claims.  Claims for benefits shall be filed in writing with the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period.)

6.3                                 Claims Denial Notification.  If a claim is wholly or partially denied, the Plan Administrator shall furnish to the claimant a written notice setting forth in a manner calculated to be understood by the claimant:

(a)                        the specific reason(s) for denial;

(b)                       specific reference(s) to pertinent Plan provisions on which any denial is based;

(c)                        a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary;

(d)                       an explanation of the Plan’s claims review procedures and the applicable time limits for such procedures; and

(e)                        a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

6.4                                 Claims Review Procedure.  Upon a denial, the claimant is entitled (either in person or by his duly authorized representative) to:

(a)                        request a subsequent review of the claim by the Plan Administrator upon written application for review made to the Plan Administrator.  In the case of a denial as to which written notice of denial has been given to the claimant, any such request for review of the claim must be made within 60 days after receipt by the claimant of such notice.  A claimant must submit a written application for review before the claimant is permitted to bring a civil action for benefits;

(b)                       review pertinent documents relating to the denial; and

(c)                        submit written comments, documents, records and other information relating to the claim.

6.5                                 Timing.  The Plan Administrator shall make its decision and notify the claimant with respect to a claim not later than 60 days after receipt of the request.  Such 60-day period may be extended for another period of 60 days if the Plan Administrator finds that special circumstances require an extension of time for processing and notice of the extension and special circumstances is provided to the claimant within the initial 60-day period.

6.6                                 Final Decision.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant with written or electronic notice of the decision in a manner calculated to be understood by the claimant.  The notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim.  A document is relevant to the claim if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

 6.7                              Delayed Payments.  If the Plan Administrator shall approve the payment of a claim for benefits filed in accordance with the claims procedures set forth hereinabove, any payment delayed pending the resolution of such claim will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

SECTION 7- MISCELLANEOUS

7.1                                 Amendment; Suspension.  The Board, may, in its sole discretion suspend or amend this Plan at any time or from time to time, in whole or in part and the Employee Benefits Committee of the Company may amend the Plan without the approval of the Board with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan; provided, however, that no such suspension or amendment of the

Plan may (a) adversely affect a Member’s or Vested Former Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (b) adversely affect a Member’s or Vested Former Member’s right or the right of a Surviving Spouse to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (c) cause any payment that a Member, Vested Former Member or Surviving Spouse is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code.

7.2                                 Termination. This Plan may be terminated and lump sum distributions made to Members, Vested Former Members (or their Surviving Spouses) of their Retirement Benefits and Deferred Vested Benefits hereunder only in accordance with one of the following methods:

(a)                                  within twelve months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that Members’ or Vested Former Members’ Retirement Benefits or Deferred Vested Benefits are included in their gross incomes in the latest of:  (i) the calendar year in which the Plan termination and liquidation occurs; or (ii) the first calendar year in which the payment is administratively practicable;

(b)                                 within the thirty days preceding or the twelve months following a change in control as defined in Regulations Section 1.409A-2(g)(4)(i), provided that all agreements, methods, programs, and other arrangements sponsored by the service recipient, as defined in Regulations Section 1.409A-1(g), immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, provided that the service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation;

(c)                                  (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member or Vested Former Member participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; (iv) all payments are made within twenty-four months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member or Vested Former Member participated in both arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; or

(d)                            such other events and conditions as the Internal Revenue Service may prescribe.

Anything in this Section 7 to the contrary notwithstanding, no such termination of the Plan may (a) adversely affect a Member’s or Vested Former Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (b) adversely affect a Member’s or Vested Former Member’s right or the right of a Surviving Spouse to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (c) cause any payment that a Member, Vested Former Member or Surviving Spouse is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code.

7.3                                 No Employment Rights.  Nothing contained herein will confer upon any Member, Former Member or Vested Former Member the right to be retained in the service of the

Company or any Affiliated Employer, nor will it interfere with the right of the Company or any Affiliated Employer to discharge or otherwise deal with Members, Former Members or Vested Former Members with respect to matters of employment.

7.4                                 Unfunded Status.  Members and Vested Former Members shall have the status of general unsecured creditors of the Company, and this Plan constitutes a mere promise by the Company to make benefit payments at the time or times required hereunder. It is the intention of the Company that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Company and any assets held by such trust to assist the Company in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

7.5                                 Arbitration.  Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Fairfield, Connecticut in accordance with the rules of the American Arbitration Association in effect at the time of such arbitration. The Company shall promptly pay or reimburse on a fully grossed-up and after-tax basis (so that the recipient of such reimbursement is held economically harmless) all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred by a Member, Vested Former Member, Former Member or Surviving Spouse to assert rights under this Plan for so long as such rights may exist or in any proceeding in connection therewith brought by a Member, Vested Former Member, Former Member or Surviving Spouse, whether or not such Member, Vested Former Member, Former Member or Surviving Spouse is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous as determined by the arbitrators or a court having jurisdiction over the matter.  The amount of expense eligible for reimbursement in any one taxable year of the Member, Vested Former Member, Former Member or Surviving Spouse shall not affect the amount of expense eligible for reimbursement in any other taxable year of the Member, Vested Former Member, Former Member or Surviving Spouse.  The reimbursement of expenses shall be made each calendar quarter and not later than the last day of the taxable year of the Member, Vested Former Member, Former Member or Surviving Spouse in which the expense was incurred.  The right to reimbursement of any expense under this Section 7.5 shall not be subject to liquidation or exchange for another benefit.

7.6           No Alienation.  Except as otherwise provided in Section 3.3(c)(i), a Member’s or Vested Former Member’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of such Member or Vested Former Member or his or her Surviving Spouse.

7.7           Withholding.  The Company may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

7.8           Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed in such state to the extent not preempted by federal law. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations thereunder so as not to subject any Member, Vested Former Member or Surviving Spouse to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject any Member, Vested Former Member or Surviving Spouse to the payment of any tax penalty or interest under Section 409A of the Code. If a Member, Vested Former Member or Surviving Spouse becomes subject to any tax penalty or interest under Section 409A of the Code by reason of his or her participation in this Plan, the Company shall reimburse such Member, Vested Former Member or Surviving Spouse, as the case may be, on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that the recipient of such reimbursement is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by such Member, Vested Former Member or Surviving Spouse to the government.

7.9                                 Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations of the Company under this Plan in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place and such assumption shall be an express condition to the consummation of any such purchase, merger, consolidation or other transaction.

7.10         Integration.  In the event of any conflict or ambiguity between this Plan and the terms of any employment agreement between a Member and the Company or any Change in Control Agreement between a Member and the Company (this Plan and any such employment agreement or Change in Control Agreement being collectively referred to herein as the “arrangements”), such conflict or ambiguity shall be resolved in accordance with the terms of that arrangement which are most beneficial to the Member; provided, however, that no such resolution of any such conflict or ambiguity shall operate to cause the Member to receive duplicate payments or benefits under the arrangements.

IMS Health Incorporated

By:

Senior Vice President, Human Resources,
on behalf of the IMS Health Incorporated
Employee Benefits Committee

Date: